EXHIBIT 99.1

Broadwind Announces Third Quarter 2020 Results

CICERO, Ill., Nov. 04, 2020 (GLOBE NEWSWIRE) -- Broadwind (NASDAQ: BWEN), a diversified precision manufacturer of specialized components and solutions serving global markets, today announced results for the third quarter 2020.

THIRD QUARTER 2020 RESULTS
(As compared to the third quarter 2019)

  Total revenue of $54.6 million, +18% y/y
  Total gross profit of $3.7 million, (6%) y/y
  Total net loss of ($1.0) million, or ($0.06) per basic share
  Total non-GAAP adjusted EBITDA of $1.3 million (30%) y/y
  Total cash and excess availability of $21.8 million, +13% y/y

For the three months ended September 30, 2020, Broadwind reported total sales of $54.6 million, an increase of 18.4% when compared to the prior-year period. The Company reported a net loss of ($1.0) million, or ($0.06) per basic share in the third quarter 2020, compared to a net loss of ($0.9) million, or ($0.06) per basic share, in the third quarter 2019. The Company reported adjusted EBITDA, a non-GAAP measure, of $1.3 million in the third quarter 2020, compared to $1.9 million in the prior-year period.

Year-over-year revenue growth in the Heavy Fabrications segment more than offset a decline in Gearing and Industrial Solutions segment revenues during the third quarter 2020. Heavy Fabrications segment revenue increased by more than 28% on a year-over-year basis in the third quarter, supported by a combination of strong demand for wind towers, together with higher selling prices, the combination of which contributed to a favorable sales mix. Gearing segment revenue declined by 11% driven primarily by lower order intake in recent quarters, primarily in oil/gas and mining end markets, partially offset by increased demand in other industrial markets. Industrial Solutions segment revenue declined 5%, due to supply chain constraints and customer project delays.

STRATEGY UPDATE

During the third quarter, Broadwind continued to execute on a multi-year strategy focused on (1) market expansion across key verticals (2) improved operating efficiency and plant utilization; and (3) disciplined capital management.

  Diverse market focus. Revenue from non-wind markets, including the industrial, mining and natural gas turbine markets, continue to be a strategic focus for the Company, contributing 29% of total revenue for the nine months ended 2020. The Company’s trailing twelve months revenue from non-wind markets is $63 million, a reflection of the Company’s progress against executing its multi-year strategy to diversify its customers and end market exposure beyond its legacy wind business. The Company continues to evaluate new, offshore wind customer opportunities that leverage its existing expertise.

  Increased operating efficiency. The Company sold 312 wind tower sections in the third quarter 2020, versus 243 sections in the prior-year period. Plant utilization has increased year over year, due in part to increases in expected wind tower installations in the current year and expansion of its customer base. Broadwind produced towers for three of the four top global wind turbine manufacturers in Q3. During the current year quarter, supply chain and staffing constraints caused by the COVID-19 pandemic resulted in increased manufacturing inefficiencies.

  Disciplined capital management. During the third quarter, the Company reduced total outstanding indebtedness under its line of credit by $4.5 million. Total cash and availability under outstanding credit facilities was flat sequentially and increased $2.5 million when compared to the prior year third quarter. As of September 30, 2020, the ratio of net debt to trailing twelve-month adjusted EBITDA was .9x, after excluding the $9.2 million in loans received under the Paycheck Protection Program.

MANAGEMENT COMMENTARY

“During a period of pandemic-related market disruption, we have continued to advance our long-term strategy through targeted end-market diversification, operational execution, cost discipline and the pursuit of new organic growth opportunities that leverage our precision manufacturing expertise,” stated Eric Blashford, President and CEO of Broadwind.

“Total revenue increased more than 18% on a year-over-year basis in the third quarter, driven by sustained demand for new wind tower installations in the US,” continued Blashford. “Despite the negative impacts caused by the pandemic, we sold a total of 312 wind tower sections during the third quarter, an increase of nearly 30% when compared to the year-ago period, supported by a safe-harbor extension of the Production Tax Credit announced earlier this year.”

“By 2025, we expect annual North American offshore wind capacity additions to exceed onshore additions, representing a significant new opportunity for Broadwind,” stated Blashford. “We are continuing to evaluate the economics of the offshore tower market and our strategy to serve this market. We believe the transition to offshore represents a natural progression for our business, should we choose to move forward with the initiative.”

“We generated positive cash flow during the third quarter, positioning us to reduce outstanding borrowings under our line of credit by $4.5 million during the period. At third quarter-end, outstanding borrowings on our credit facility stood at $7.6 million, the lowest level since the third quarter 2017. With almost $22 million of cash and excess availability on our credit facility, we believe we are well capitalized to support the ongoing growth of the business.”

“Despite the effects of COVID-19 on our business and the general economy in 2020, assuming there are no new material disturbances caused by the COVID-19 pandemic, we expect year over year growth in Revenue and adjusted EBITDA for the full year 2020. For Q4 2020, we expect revenue to be approximately $43.0 million to $46.0 million and EBITDA to be approximately $0.5 million to $1.0 million.”

ORDERS AND BACKLOG

Total orders declined 48% on a year-over-year basis to $39.6 million in the third quarter, given a reduction in the pace of new tower orders, as wind turbine original equipment manufacturers secured production capacity in advance of historical lead times to secure the full benefit of the Production Tax Credit (PTC) in the prior year. Gearing segment orders declined sequentially mainly due to continued softness in domestic oil and gas production and from mining customers. Industrial Solutions segment orders increased sequentially during the third quarter due to improved demand for aftermarket and new gas turbine components.

Total backlog declined 12% sequentially in the third quarter to $98.6 million, as COVID-19 related delays postponed the timing of customer orders. As of September 30, 2020, Heavy Fabrications represented approximately 74% of total Company backlog.

SEGMENT RESULTS

Heavy Fabrications Segment
Broadwind provides large complex and precision fabrications to customers in a broad range of industrial markets. Key products include wind towers and industrial fabrications, including mining and material handling components and other frames/structures.

Heavy Fabrications segment sales increased by $9.6 million to $43.4 million in the third quarter, when compared to the prior year period, primarily due to strong demand for wind towers. Total operating income increased $1.3 million to $2.0 million, when compared to the third quarter 2019. Segment non-GAAP adjusted EBITDA increased $1.2 million to $3.0 million, when compared to the third quarter 2019. Third quarter segment performance was primarily driven by a 28% year-over-year increase in wind towers sold, a better product mix sold in the quarter, partially offset by increased manufacturing variances associated with supply chain interruptions due in part to the impact of the COVID-19 pandemic and multiple design change overs.

Gearing Segment
Broadwind provides custom gearboxes, loose gearing and heat treat services to a broad set of customers in diverse markets, including oil & gas production, surface and underground mining, wind energy, steel, material handling and other infrastructure markets.

Gearing segment sales declined by $0.9 million to $7.1 million in the third quarter, when compared to the year-ago period, due primarily to lower order intake from oil/gas and mining customers. The Gearing segment reported an operating loss of ($1.0) million, versus operating income of $0.5 million in the prior-year period. Segment non-GAAP adjusted EBITDA declined $1.6 million to ($0.5) million, when compared to the third quarter 2019. Third quarter segment performance was primarily driven by lower sales and increased manufacturing inefficiencies associated with lower activity levels.

Industrial Solutions Segment
Broadwind provides supply chain solutions, inventory management, kitting and assembly services, primarily serving the combined cycle natural gas turbine market.

Industrial Solutions segment sales declined by $0.2 million to $4.1 million in the third quarter, when compared to the year-ago period, as higher sales of aftermarket content was offset by lower sales into the natural gas turbine market, primarily due to supply chain interruptions and customer project delays. Total operating income was flat at $0.1 million in the third quarter, when compared to the prior-year period, given improved expense management. Segment non-GAAP adjusted EBITDA declined $0.1 million to $0.2 million, when compared to the third quarter 2019.

THIRD QUARTER 2020 CONFERENCE CALL

Broadwind will host a conference call today, November 4, 2020, at 11:00 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session. A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Broadwind’s website at www.BWEN.com/Investors. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	877-407-9716
International Live:	201-493-6779

To listen to a replay of the teleconference, which will be available through November 11, 2020:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13711760

ABOUT BROADWIND

Broadwind (NASDAQ: BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. With facilities throughout the U.S., our talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

NON-GAAP FINANCIAL MEASURES

The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation and other stock payments, restructuring costs, impairment charges and other non-cash gains and losses) as supplemental information regarding the Company’s business performance. The Company’s management uses this supplemental information when it internally evaluates its performance, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, which allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

FORWARD-LOOKING STATEMENTS

This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements.

Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following, many of which are, and will be, amplified by the COVID-19 pandemic: (i) the impact of global health concerns, including the impact of the current COVID-19 pandemic on the economies and financial markets and the demand for our products; (ii) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards as well as new or continuing tariffs on steel or other products imported into the United States; (iii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iv) the economic and operational stability of our significant customers and suppliers, including their respective supply chains, and the ability to source alternative suppliers as necessary, in light of the COVID-19 pandemic; (v) our ability to continue to grow our business organically and through acquisitions, and the impairment thereto by the impact of the COVID-19 pandemic; (vi) the production, sales, collections, customer deposits and revenues generated by new customer orders and our ability to realize the resulting cash flows; (vii) information technology failures, network disruptions, cybersecurity attacks or breaches in data security, including with respect to any remote work arrangements implemented in response to the COVID-19 pandemic; (viii) the sufficiency of our liquidity and alternate sources of funding, if necessary; (ix) our ability to realize revenue from customer orders and backlog; (x) our ability to operate our business efficiently, comply with our debt obligations, manage capital expenditures and costs effectively, and generate cash flow; (xi) the economy, including its stability in light of the COVID-19 pandemic, and the potential impact it may have on our business, including our customers; (xii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (xiii) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (xiv) competition from new or existing industry participants including, in particular, increased competition from foreign tower manufacturers; (xv) the effects of the change of administrations in the U.S. federal government; (xvi) our ability to successfully integrate and operate acquired companies and to identify, negotiate and execute future acquisitions; (xvii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended; (xviii) our ability to utilize various relief options enabled by the CARES Act, including our ability to receive forgiveness of the PPP Loans; (xix) the limited trading market for our securities and the volatility of market price for our securities; and (xx) the impact of future sales of our common stock or securities convertible into our common stock on our stock price. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements including, but not limited to, those set forth under the caption “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by our Current Report on Form 8-K filed April 17, 2020 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	September 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash	$2,541	$2,416
Accounts receivable, net	24,161	18,310
Contract assets	1,475	-
Inventories, net	25,480	31,863
Prepaid expenses and other current assets	2,463	2,124
Total current assets	56,120	54,713
LONG-TERM ASSETS:
Property and equipment, net	46,101	46,940
Operating lease right-of-use assets	19,067	15,980
Intangible assets, net	4,369	4,919
Other assets	399	314
TOTAL ASSETS	$126,056	$122,866

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and other notes payable	$8,176	$12,917
Current portion of finance lease obligations	1,174	546
Current portion of operating lease obligations	1,588	1,326
Accounts payable	17,631	21,876
Accrued liabilities	5,750	4,911
Customer deposits	18,524	22,717
Total current liabilities	52,843	64,293
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	9,497	505
Long-term finance lease obligations, net of current portion	1,856	673
Long-term operating lease obligations, net of current portion	19,529	16,591
Other	96	44
Total long-term liabilities	30,978	17,813
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued
or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,211,498 and 16,830,930 shares issued as of September 30, 2020 and
December 31, 2019, respectively	17	17
Treasury stock, at cost, 273,937 shares as of September 30, 2020 and December 31, 2019,
respectively	(1,842)	(1,842)
Additional paid-in capital	384,356	383,361
Accumulated deficit.	(340,296)	(340,776)
Total stockholders' equity	42,235	40,760
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$126,056	$122,866

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenues	$54,614	$46,138	$158,174	$128,967
Cost of sales	50,876	42,144	142,847	117,532
Restructuring	-	-	-	12
Gross profit	3,738	3,994	15,327	11,423

OPERATING EXPENSES:
Selling, general and administrative	4,030	4,049	12,537	11,772
Intangible amortization	183	203	550	609
Total operating expenses	4,213	4,252	13,087	12,381
Operating (loss) income	(475)	(258)	2,240	(958)

OTHER EXPENSE, net:
Interest expense, net	(507)	(610)	(1,654)	(1,919)
Other, net	(1)	(2)	(3)	(19)
Total other expense, net	(508)	(612)	(1,657)	(1,938)

Net (loss) income before provision for income taxes	(983)	(870)	583	(2,896)
Provision for income taxes	20	28	103	62
NET (LOSS) INCOME	$(1,003)	$(898)	$480	$(2,958)

NET (LOSS) INCOME PER COMMON SHARE - BASIC:
Net (loss) income	$(0.06)	$(0.06)	$0.03	$(0.18)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	16,866	16,236	16,741	16,024

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
Net (loss) income	$(0.06)	$(0.06)	$0.03	$(0.18)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	16,866	16,236	17,278	16,024

BROADWIND, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$480	$(2,958)

Adjustments to reconcile net cash (used in) provided by operating activities:
Depreciation and amortization expense	4,761	5,006
Deferred income taxes	12	(11)
Change in fair value of interest rate swap agreements	161	50
Stock-based compensation	763	765
Allowance for doubtful accounts	47	(30)
Common stock issued under defined contribution 401(k) plan	-	669
Gain on disposal of assets	-	(1)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(5,898)	(5,377)
Contract assets	(1,475)	-
Inventories	6,383	(8,580)
Prepaid expenses and other current assets	(303)	(737)
Accounts payable	(3,900)	6,046
Accrued liabilities	678	1,632
Customer deposits	(4,193)	7,557
Other non-current assets and liabilities	9	303
Net cash (used in) provided by operating activities	(2,475)	4,334

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.	(1,597)	(1,776)
Proceeds from disposals of property and equipment	-	1
Net cash used in investing activities	(1,597)	(1,775)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	142,348	131,865
Payments on line of credit	(146,216)	(134,136)
Proceeds from long-term debt	9,530	-
Payments on long-term debt	(1,003)	(698)
Principal payments on finance leases	(694)	(752)
Proceeds from sale of common stock, net	232	-
Net cash provided by (used in) financing activities	4,197	(3,721)

NET INCREASE (DECREASE) IN CASH	125	(1,162)
CASH beginning of the period	2,416	1,177
CASH end of the period	$2,541	$15

BROADWIND, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

ORDERS:
Heavy Fabrications	$31,391	$65,559	$78,306	$174,398
Gearing	3,225	5,877	19,376	18,584
Industrial Solutions	4,939	5,081	15,240	12,153
Total orders	$39,555	$76,517	$112,922	$205,135

REVENUES:
Heavy Fabrications	$43,440	$33,834	$125,424	$91,098
Gearing	7,125	7,989	20,273	27,282
Industrial Solutions	4,081	4,317	12,516	10,589
Corporate and Other	(32)	(2)	(39)	(2)
Total revenues	$54,614	$46,138	$158,174	$128,967

OPERATING PROFIT/(LOSS):
Heavy Fabrications	$2,020	$693	$8,760	$789
Gearing	(1,023)	496	(1,935)	2,797
Industrial Solutions	87	141	496	(116)
Corporate and Other	(1,559)	(1,588)	(5,081)	(4,428)
Total operating profit/(loss)	$(475)	$(258)	$2,240	$(958)

BROADWIND, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (Loss)/Income	$(1,003)	$(898)	$480	$(2,958)
Interest Expense	507	609	1,654	1,919
Income Tax Provision	20	28	103	62
Depreciation and Amortization	1,567	1,616	4,761	5,006
Share-based Compensation and Other Stock Payments	206	496	768	1,424
Restructuring Costs	-	-	-	12
Adjusted EBITDA (Non-GAAP)	1,297	1,851	7,766	5,465

Heavy Fabrications Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income	$1,515	$476	$6,679	$427
Interest Expense	83	61	277	190
Income Tax Provision	422	156	1,804	157
Depreciation	929	951	2,831	3,024
Share-based Compensation and Other Stock Payments	36	187	140	566
Restructuring Expense	-	-	-	12
Adjusted EBITDA (Non-GAAP)	$2,985	$1,831	$11,731	$4,376

Gearing Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (Loss)/Income	$(1,045)	$435	$(2,033)	$2,531
Interest Expense	19	61	89	256
Income Tax Provision	2	1	8	10
Depreciation and Amortization	488	507	1,503	1,472
Share-based Compensation and Other Stock Payments	16	110	56	304
Adjusted EBITDA (Non-GAAP)	$(520)	$1,114	$(377)	$4,573

Industrial Solutions Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income/(Loss)	$77	$134	$433	$(140)
Interest Expense	8	1	18	2
Income Tax Provision	2	3	42	17
Depreciation and Amortization	108	123	318	367
Share-based Compensation and Other Stock Payments	14	15	65	41
Adjusted EBITDA (Non-GAAP)	$209	$276	$876	$287

Corporate and Other	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Loss	$(1,550)	$(1,943)	$(4,599)	$(5,776)
Interest Expense	397	486	1,270	1,471
Income Tax (Benefit)/Provision	(406)	(132)	(1,751)	(122)
Depreciation and Amortization	42	35	109	143
Share-based Compensation and Other Stock Payments	140	184	507	513
Adjusted EBITDA (Non-GAAP)	$(1,377)	$(1,370)	$(4,464)	$(3,771)

CORPORATE CONTACT

Jason Bonfigt
Investor@BWEN.com